Exhibit 10.13

March 30, 2018

Thomas E. Severson Jr.

3301 NE 1st Avenue, Unit #2706

Miami, Florida 33137

Dear Tom,

You have been performing the duties of your position since October 1, 2017 and I am pleased to formalize in writing your position as Chief Operating Officer and CFO for AST&Science, LLC (“AST” or “the Company”). Upon acceptance of this offer, you will continue to report directly to me and work from our offices in Miami, Florida.

Your compensation package will consist of the following:

●	Cash Compensation – your annual gross salary will be $120,000 and you will begin to receive this cash compensation beginning on April 1, 2018.
●	Management Stock Options – you will participate in the future AST employee stock option plan. The number, and terms of such options will be at my sole discretion and the grant will be made either prior to or simultaneously with the closing of the Company's Series B round of funding.
●	Other benefits - Upon successful completion of the Series B round of funding, you will be eligible to participate in AST's health and benefit plans.

I am very excited that you are going to help me execute on our shared vision for AST's future prospects.

Very truly yours,

/s/ Abel Avellan
Abel Avellan
Chairman and CEO
AST & Science LLC

Agreed to and accepted by:	/s/ Thomas E. Severson, Jr.	Date: March 30, 2018

AST&Science Llc

1111 Brickell Avenue, Suite 1100

Miami, Florida, 33131

USA